UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – October 15, 2015

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2015, West Pharmaceutical Services, Inc. ("West" or the "Company") established a new $300,000,000 senior unsecured revolving credit facility by entering into a Credit Agreement (the "New Credit Agreement"), dated as of October 15, 2015, among West, certain of its subsidiaries, the lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Bank of America, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association, as Syndication Agents, Citizens Bank of Pennsylvania and TD Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., HSBC Bank USA, National Association, and Northern Trust Company. PNC Capital Markets, LLC, was Sole Lead Arranger and Sole Bookrunner.

A brief description of the terms and conditions of the New Credit Agreement material to West is contained in Item 2.03 of this report.

The New Credit Agreement replaced our existing $300,000,000 credit facility, dated as of April 27, 2012, among West, certain of its subsidiaries and the lenders party thereto from time to time (the "Terminated Credit Agreement"), which was terminated on October 15, 2015. A brief description of the terms and conditions of the Terminated Credit Agreement material to West is contained in Item 1.02 of the Company's Form 8-K/A filed with the Securities and Exchange Commission on May 10, 2012, and is incorporated by reference into this report. The Company did not incur any early termination penalties in connection with the termination of the Terminated Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

West and its subsidiaries began borrowing under the New Credit Agreement on October 15, 2015. The terms of the New Credit Agreement include:

•
A senior unsecured, multi-currency revolving credit facility of $300,000,000, with sublimits of up to $30,000,000 for swing line loans and up to $30,000,000 for the issuance of standby letters of credit, which credit facility may be increased from time to time by up to $100,000,000 in the aggregate through an increase in the revolving credit facility subject to the satisfaction of certain conditions;

•	A termination date of October 14, 2020;

•
Borrowings under the credit facility bear interest at either the base rate (the per annum interest rate of the highest of the Prime Rate, the Federal Funds Open Rate plus 50 basis points or the daily London Interbank Offered Rate ("LIBOR")) or at the applicable LIBOR rate, plus a tiered margin based on the ratio of the Company's total debt to its modified EBITDA, on a consolidated basis, ranging from 0 to 75 basis points for base rate loans and 100 to 175 basis points for LIBOR rate loans;

•
Financial covenants providing that the Company shall not permit: the ratio of the Company's total debt to its modified EBITDA, on a consolidated basis, to be greater than 3.5 to 1; the ratio of the Company's EBIT to its interest expense, on a consolidated basis, to be less than 2.5 to 1; and the amount of outstanding priority debt to exceed 25% of the Company's consolidated capitalization;

•
Customary limitations on liens securing indebtedness of the Company and its subsidiaries, fundamental changes (mergers, consolidations, liquidations and dissolutions), asset sales, distributions and acquisitions; and

•	Customary events of default, the occurrence of which may result in the acceleration of any outstanding loans.

The summary of the terms is qualified in its entirety by reference to the New Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1
Credit Agreement, dated as of October 15, 2015, between West, certain of its subsidiaries, the lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Bank of America, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association, as Syndication Agents, Citizens Bank of Pennsylvania and TD Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., HSBC Bank USA, National Association, and Northern Trust Company. PNC Capital Markets, LLC, was Sole Lead Arranger and Sole Bookrunner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ William J. Federici
William J. Federici
Senior Vice President and Chief Financial Officer

October 19, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated as of October 15, 2015, between West, certain of its subsidiaries, the lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Bank of America, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association, as Syndication Agents, Citizens Bank of Pennsylvania and TD Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., HSBC Bank USA, National Association, and Northern Trust Company. PNC Capital Markets, LLC, was Sole Lead Arranger and Sole Bookrunner.

4